Exhibit 4.18

Exclusive Management Consultancy and Cooperation Agreement

This exclusive management consultancy and cooperation agreement (hereinafter referred to as the “agreement”) is signed by the following parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on May 10, 2018.

Party A:

Beijing Dexin Dongfang Network Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing within the territory of the People’s Republic of China (hereinafter the “PRC”) with its uniform social credit code of 91110108MA01AWYY4A and its registered address at Suite 304, F/10, Block B, Building No. 3, Haidian Avenue, Haidian District, Beijing;

Party B:

Beijing New Oriental-Xuncheng Network Technologies Co., Ltd., a company limited by shares duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 9111010877256341X4 and registered address at 801-01 F/8 Haidian East Third Street, Haidian District, Beijing;

Party B’s subordinate institutions: all the entities mentioned in Appendix I, and the institutions invested and controlled by Party B from time to time in accordance with this Agreement (including control through agreement arrangement)

Party C:

New Oriental Education Technology Group Limited, a limited liability company duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91110108726367151N and registered address at F/9, 6 Haidian Middle Street, Haidian District, Beijing;

Linzhi Tencent Technology Co., Ltd., a limited liability company duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91540400MA6T10MD6L and its registered address at 202-3 Linzhi Biotechnology Industrial Park, Bayi Town, Bayi District, Linzhi City, Tibet;

Tianjin Xuncheng Yiyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P74885 and its registered address at Suite 1105, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Luyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06H05071 and its registered address at Suite 1106, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Bayue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P38239 and its registered address at Suite 1108, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Jiuyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05P29199 and its registered address at Suite 1109, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shiyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA05N0621A and its registered address at Suite 1110, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shieryue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06H0486G and its registered address at Suite 1107, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

Tianjin Xuncheng Shisanyue Technology Partnership (L.P.), a limited partnership enterprise duly incorporated and validly existing within the territory of PRC with its uniform social credit code of 91120222MA06G95810 and its registered address at Suite 1111, Integrated Office Building, Beijing-Tianjin Electronic Commerce Industrial Park, Wuqing District, Tianjin;

(The foregoing enterprises listed as Party C are all of the existing shareholders of Party B, with their contributions to and shares in Party B’s registered capital as set forth in Appendix II.)

Party A, Party B, Party B’s subordinate institutions, and Party C shall hereinafter be individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

(1)

Party A is a wholly foreign-owned enterprise legally established and validly existing in accordance with Chinese laws and has the resources necessary for technology development, technical services, technical consultation, technology promotion, technology transfer; software development; and software consulting services;

(2)

Party B is a joint stock limited company legally established and validly existing in accordance with Chinese laws, and engages in online education, education investment and related businesses directly and/or through Party B’s subordinate institutions;

(3)	Party C is the shareholder of Party B, holding 100% of the shares of Party B;

(4)

Party A agrees to use its technical, personnel and information advantages to provide Party B and Party B’s subordinate institutions with exclusive service, including enterprise management consulting, online education management consulting, licensing, technical support and business support. The parties agree to enter into such cooperation and specify the main terms and conditions of cooperation through this agreement.

Therefore, the parties reach the following agreement through friendly negotiations:

1.	Service Provision

1.1

In accordance with the terms and conditions of this agreement, Party B and Party C hereby appoint Party A as Party B’s sole service provider during the term of this agreement to provide Party B and its subordinate institutions (hereinafter referred to as the “service recipients”) with comprehensive enterprise management consulting, online education management consulting, intellectual property right licensing, technical support and business support, as detailed in Appendix III to this agreement. The parties understand that the actual services provided by Party A are limited by the approved business scope of Party A; if Party B and its subordinate institutions require Party A to provide services beyond the approved business scope of Party A, Party A will apply to expand its business scope to the maximum extent permitted by law and provide relevant services after the application is approved.

Party B shall nail down and urge its subordinate institutions to nail down the services within the scope of Appendix II to this Agreement with Party A or the entities designated by Party A according to the actual needs of its business.

1.2

Party B and Party B’s subordinate institutions and Party C further agree that, during the term of this agreement, Party B, Party B’s subordinate institutions, and Party C (excluding New Oriental Education & Technology Group Co., Ltd. and Linzhi Tencent Technology Co., Ltd.) will not directly or indirectly receive the same or similar services from any third party and will not enter into any similar cooperation relationship with any third party on the matters mentioned in this agreement, and shall ensure their affiliates (excluding New Oriental Education & Technology Group Co., Ltd. and Linzhi Tencent Technology Co., Ltd.) will not enter into such cooperation. Party C shall urge Party B and Party B’s subordinate institutions to implement this provision.

1.3

Notwithstanding other provisions of this agreement, Party A has the right to designate any third party to provide any or all of the services under this agreement, or to perform any of Party A’s obligations under this agreement on its behalf. Party B and its subordinate institutions hereby agree that Party A has the right to transfer its rights and obligations under this agreement to any third party.

1.4

In order to ensure the normal operation of the daily business of Party B and its subordinate institutions, Party A may (but does not have to) provide guarantee or assurance as guarantor or assurer for the performance of other contracts and agreements signed by Party B and its subordinate institutions with any third party, according to its own judgment and as permitted by Chinese laws and regulations. Party B and Party B’s subordinate institutions and Party C hereby agree and confirm that, if they need any guarantee or assurance for the performance of any contract or loan in the course of business operation of Party B and Party B’s subordinate institutions, they should first seek Party A as the guarantor and/or assurer.

2.	Service Price and Payment

2.1

According to the specific service content and service object, the concerned parties should negotiate a fair service price and appropriate payment method by reference to the income and number of users of the service recipient in a specific period. See Appendix 3 to this Agreement for the calculation method and payment method of the specific service fee.

2.2

If Party A believes that the service price determination mechanism agreed in this Agreement cannot be applied for some reason and needs to be adjusted, the service recipient shall actively and sincerely negotiate with Party A within ten working days upon receipt of Party A’s written request for service fee adjustment, to determine the new service fee standard or mechanism. If the service recipient does not reply within ten working days after receiving the above-mentioned written request, the service recipient will be deemed to have agreed to the adjustment. At the request of the service recipient, Party A shall negotiate with the service recipient on the adjustment of the service fee based on the principle of good faith.

3.	Intellectual Property Rights

3.1

The intellectual property rights in all outcomes from the performance of this agreement, including but not limited to copyrights, patent rights, patent applications, technical secrets, trade secrets, shall be owned by Party A. Unless otherwise permitted by Party A, Party B or its subordinate institutions or Party C shall not enjoy any rights other than those granted in this Agreement, and shall actively cooperate with Party A to take all necessary measures to enable Party A to obtain such intellectual property rights. The parties agree that this provision will remain in force regardless of modification or termination of this agreement.

3.2

If the development is carried out by Party A based on the intellectual property rights of Party B or its subordinatedf institutions, Party B and its subordinate institutions shall ensure that the intellectual property rights are free from any defects, otherwise the losses caused to Party A shall be borne by Party B and its subordinate institutions. If Party A is thus liable for compensation to any third party, Party A shall have the right to recover all its losses from Party B and/or Party B’s subordinate institutions after making such compensation.

4.	Party A’s Control and Management over Party B and its Subordinate Institutions

4.1

In view of the provisions in Article 1 of this Agreement, for the purpose of clarifying the rights and obligations between the parties and ensuring the actual performance of the agreement on management consultancy service to be provided by Party A to Party B and its subordinate institutions, the fulfillment of various business service agreements between Party A and Party B and its subordinate institutions, and the payment of various payable prices by Party B and its subordinate institutions to Party A, Party B and Party B’s subordinate institutions and Party C hereby agree that, unless Party A’s prior written consent is obtained, Party B and its subordinate institutions will not conduct any transaction that may materially affect their assets, obligations, rights or company operations, including but not limited to:

(1)	Carry out any activities beyond its normal business scope, or does not conduct its business in a consistent and usual manner with the past;

(2)	Issue, increase or decrease any registered capital, shares, stocks, bonds (including convertible bonds) or other securities;

(3)	Introduce, change or terminate any employee incentive plan or scheme;

(4)	Change the composition of the board of directors, the number of directors and the method of nomination and appointment of directors, or set up a committee under the board of directors;

(5)	Change or dismiss any board director or replace any senior management personnel;

(6)	Make any foreign investment (whether through the establishment of subsidiaries, branches, partnerships or joint ventures) or divestiture, withdrawal or transfer of existing foreign investment;

(7)	Borrow money from any third party or assume any debts;

(8)	Sell, acquire or otherwise dispose of any assets or rights exceeding 500,000 yuan to/from any third party, including but not limited to any intellectual property rights;

(9)	Provide any director, employee or consultant with annual salary or remuneration exceeding 10 million yuan (including in-kind compensation and allowance);

(10)

Provide any third party with guarantee or assurance worth more than 30 million yuan due to the debts of Party B and its subordinate institutions, including guarantee established with its assets or rights and interests;

(11)	Provide guarantee or assurance to any third party, including guarantee established with its assets or rights and interests, not due to the debts of Party B and its subordinate institutions;

(12)	Make any amendment to the articles of association;

(13)	Change normal business procedures or modify any major internal rules and regulations;

(14)	Make major adjustments to its business operation mode, marketing strategy, operation policy, or customer relationship;

(15)	Carry out any merger, separation, restructuring or reorganization;

(16)	Sign, modify or terminate any major agreement, or sign any other agreement that conflicts with the existing major agreements;

(17)	Distribute dividends in any form;

(18)	Declare bankruptcy, insolvency, liquidation and distribution of surplus assets;

(19)

Appoint, dismiss or change entities other than the top four accounting firms as auditors, change the end date of the financial year or tax accounting year, formulate or change accounting policies and accounting systems; and

(20)	Transfer rights and obligations under this Agreement to any third party.

Furthermore, in the event that has or may have a significant adverse impact on the business and operation of Party B and/or its subordinate institutions, Party B shall and Party C shall urge Party B to inform Party A in a timely manner and do its utmost to prevent such event and/or the expansion of loss.

4.2

In order to ensure the performance of management consultancy service between Party A, Party B, and Party B’s subordinate institutions and the payment of fees to Party A by Party B and Party B’s subordinate institutions:

(1)

Party B and its subordinate institutions and Party C hereby agree to accept the suggestions and requirements provided by Party A to Party B and its subordinate institutions from time to time regarding the appointment and dismissal of concerned employees, daily operation and management, and financial management system, and agree to strictly abide by and implement them.

(2)

Party B and Party B’s subordinate institutions and Party C hereby agree that they will elect the persons designated by Party A as directors of the board of Party B and its subordinate institutions according to the procedures prescribed by laws, regulations and articles of association, urge such elected directors to elect the person recommended by Party A as the chairman of the board of directors, and appoint the persons designated by Party A as the general manager / president, financial director and other senior management personnel of Party B and its subordinate institutions (including but not limited to business leaders, financial management personnel, financial monitoring personnel and accounting personnel). Party A shall, in good faith, recommend to Party B and Party B’s subordinate institutions candidates who meet the qualifications prescribed by applicable laws. If the above-mentioned senior management personnel recommended by Party A leave Party A or Party A’s shareholders (directly or indirectly, as the case may be), whether they resign voluntarily or are dismissed by Party A, they will lose the qualification to hold any position in Party B and its subordinate institutions. In this case, Party B and its subordinate institutions will appoint other senior management personnel recommended by Party A who are employed by Party A or Party A’s shareholders (directly or indirectly, as the case may be) to assume such positions. Party C, Party B and Party B’s subordinate institutions will take all necessary internal and external actions to complete the above-mentioned dismissal and appointment procedures in accordance with the laws, articles of association and the provisions under this agreement.

(3)

Party A shall have the right to check the accounts of Party B and its subordinate institutions regularly and at any time, and Party B and its subordinate institutions shall keep accurate and timely accounts and provide Party A with their accounts as required by Party A. During the term of this agreement and without violating applicable laws, Party B and its subordinate institutions agree to cooperate with Party A and its shareholders in direct and indirect audits, including but not limited to related party transaction audits and other types of audits, to provide Party A, its shareholders and/or its entrusted auditors with relevant information and data on the operation, business, customers, finance and employees of Party B and its subordinate institutions, and agree that Party A’s shareholders can disclose such information and data in order to meet the securities regulatory requirements at the places where they are listed.

4.3

Party B and Party B’s subordinate institutions and Party C hereby agree that, upon Party A’s written request, all accounts receivable and/or all other assets legally owned by Party B and Party B’s subordinate institutions can be disposed of by Party A at that time will be used as the guarantee for Party A’s obligation to pay the service fee stipulated in Article 2.1 of this Agreement in the manner permitted by the law at that time. Party B and Party B’s subordinate institutions and Party C hereby agree that Party B and its subordinate institutions will always maintain the complete business license required for their operation and have full rights and qualifications to operate their current business in China during the term of this Agreement.

4.4

Without the prior written consent of Party A, Party B and its subordinate institutions shall not carry out contractual operation, lease operation, merge, separation, joint operation or transformation of joint stock system into other arrangements for changing the operation mode and property right structure, or dispose of all or substantial part of assets or rights of Party B or its subordinate institutions by means of transfer, assignment, or conversion into shares after pricing.

4.5

Where Party B or Party B’s subordinate institution is liquidated or dissolved for any reason, Party C, Party B, and Party B’s subordinate institution shall appoint personnel recommended by Party A to form the liquidation group to manage the property of Party B and Party B’s subordinate institutions to the extent permitted by Chinese law. Party C and Party B confirm that, in the event of liquidation or dissolution of Party B or Party B’s subordinate institution, Party C and Party B agree to deliver to Party A all remaining property acquired through liquidation of Party B or its subordinate institution in accordance with Chinese laws and regulations, regardless of whether Article 4.5 of this agreement can be enforced.

4.6

Party C hereby agrees to issue a separate power of attorney to Party A’s satisfaction in content and form on the signing date of this agreement, and to fully, properly and completely fulfill the agreement on such power of attorney, including but not limited to unconditionally and irrevocably authorizing Party A or the person designated by Party A (hereinafter referred to as “the Attorney”) as the attorney-in-fact to exercise its shareholders’ and/or directors’ rights in Party B and Party B’s subordinate institutions on behalf of Party C with the sole will of the Attorney.

4.7

Party C confirms that it has a comprehensive and clear understanding of the obligations of Party B and its subordinate institutions under this agreement at the time of signing this agreement, and voluntarily pledges 100% of its total shares to Party A to guarantee the performance of all obligations of Party B and its subordinate institutions under this agreement. The parties will sign a separate agreement on the pledge of shares.

4.8

Party B and Party B’s subordinate institutions and Party C hereby agree that they shall not sign any other agreement or arrangement that conflicts with this agreement or may damage Party A’s rights and interests under this agreement without Party A’s written consent.

4.9

Party B hereby grants Party A an irrevocable and exclusive right of purchase, according to which Party A may, to the extent permitted by Chinese laws and regulations, purchase any part or all of assets and businesses from Party B at the lowest price allowed by Chinese laws. At that time, the parties will sign a separate asset or business transfer contract to stipulate the terms and conditions of the asset transfer.

4.10

Party C (excluding New Oriental Education & Technology Group Co., Ltd. and Linzhi Tencent Technology Co., Ltd.) promises to Party A that Party C (excluding New Oriental Education & Technology Group Co., Ltd. and Linzhi Tencent Technology Co., Ltd.) will not directly or indirectly engage in, own, invest in, participate in or operate any business or activity that competes or may compete with Party B and its subordinate institutions (hereinafter referred to as “competitive business”) or use information obtained from Party B and its subordinate institutions in competitive business, for the benefit of itself or others during the period of being a shareholder of Party B. If Party B and Party C (excluding New Oriental Education & Technology Group Co., Ltd. and Linzhi Tencent Technology Co., Ltd.) directly or indirectly engage in, own, invest in, participate in or operate any competitive business, Party A or the entity designated by Party A shall have the right to request the signing of the Exclusive Share Option Agreement, Exclusive Management Consultancy and Business Cooperation Agreement, Share Pledge Agreement, Power of Attorney and any other legal documents allowed or required by Chinese law with the entities engaged in competitive business, to establish an agreement control relationship.

5.	Financial Support

5.1

In order to ensure the cash flow requirements of the service recipient’s business operation or to offset the accumulated losses in the business operation, Party A agrees that it shall provide financial support to the service recipient by itself or through other parties designated by Party A to the extent permitted by Chinese law. Party A or other parties designated by Party A may provide financial support to the service recipient by means of bank loans or borrowings.

6.	Term

6.1	This agreement is signed and enters into force on the date indicated at the beginning of this document.

6.2

This agreement will remain in effect unless it is terminated by the parties through consultations or if the laws and regulations allow Party A to engage in online education, educational investment and related businesses currently undertaken by Party B and its subordinate institutions.

7.	Confidentiality

7.1

All the terms of this agreement and this agreement itself are confidential information. The parties shall not disclose such confidential information to any third party, except to senior officials, directors, employees, agents and professional consultants related to this project and assume the confidentiality obligation to the disclosing party, unless such disclosure is required by the government, stock exchange, relevant regulatory agencies, the public or the shareholders, or to submit this document to relevant agencies for record-filing according to the requirements of the law.

7.2	This clause shall remain in force regardless of change, rescission or termination of this agreement.

8.	Liability for Breach of Agreement

If a party fails to perform any of its obligations under this agreement, or any statement or guarantee made by the party under this agreement is materially untrue or inaccurate, the party shall be in breach of this agreement and shall compensate all losses suffered by other parties or pay liquidated damages in accordance with a separate agreement reached by the concerned parties.

9.	Party Change

9.1

Add Party B’s subordinate institutions. If Party B adds any subordinate institution at any time after the effective date of this agreement, Party B and Party C shall urge the newly added subordinate institution of Party B to immediately sign a letter of acceptance of rights and obligations and any other legal documents allowed or required under Chinese law, so that the newly added subordinate institution of Party B can join this agreement and fully accept the obligations and rights that shall be assumed and enjoyed by the subordinate institutions of Party B under this agreement. From the date of signing the letter of acceptance of rights and obligations and any other legal documents allowed or required under Chinese law, the newly added subordinate institution of Party B shall be deemed to be a signatory to this agreement. Other parties in this agreement hereby agree and fully accept the above arrangements.

9.2

The rights and obligations under this Agreement shall be legally binding to the assignees and successors of the parties to this Agreement (whether the assignment of such rights and obligations is caused by acquisition, reorganization, inheritance, transfer or other reasons). If Party C loses its legal personality due to merger, separation, termination, suspension, dissolution, liquidation or other reasons, or in other circumstances that may affect Party C’s exercise of its rights as a shareholder of Party B, any successor, manager or liquidator of Party C shall make all necessary arrangements and sign all necessary documents with other parties to this agreement to prevent such successor, manager or liquidator from damaging or hindering the performance of this agreement.

10.	Miscellaneous

10.1

This Agreement shall be governed by the laws of the People’s Republic of China. All disputes arising from the performance of this agreement shall be settled by the parties through friendly negotiations. If no settlement can be reached through negotiations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its effective arbitration rules at that time. The place of arbitration shall be Beijing, the arbitration language shall be Chinese, and the arbitration award shall be final and binding to all parties. Subject to the provisions of Chinese law, the arbitrator may issue a restraining order (such as business operation or compulsory asset transfer) or other temporary relief measures on Party B’s shares or assets, or order liquidation of Party B through arbitration. The parties agree that, subject to the provisions of Chinese law, the courts with jurisdiction (including courts in Hong Kong, the place of incorporation of to-be-listed / listed company affiliated with Party A, the place of incorporation of Party B, the place of incorporation of to-be-listed / listed company of Party B, and the place where Party B’s main assets are located) have the right to issue interim measures to support the arbitration process while awaiting the formation of the arbitration tribunal or in appropriate cases. The validity of this provision is not affected by the change, rescission or termination of this agreement. After the arbitration award comes into effect, either party shall have the right to apply to the above-mentioned court with jurisdiction for enforcement of the arbitration award.

10.2

The holding company of Party A will be subject to the Listing Rules of the Stock Exchange of Hong Kong Limited (hereinafter referred to as the “Listing Rules”) and the relevant listing policies, listing decisions and guidelines after becoming a listed company. If the transactions under this agreement fail to comply with the relevant provisions of the listing rules and relevant listing policies, listing decisions and guidelines, the parties to this agreement will need to amend this agreement according to the laws and regulations or regulatory opinions issued by the Stock Exchange of Hong Kong or other regulatory agencies so as to ensure this agreement in line with the listing rules and relevant listing policies, listing decisions and guidelines, as far as the amendment is reasonably feasible and not contrary to Chinese laws.

10.3

This agreement, once signed, supersedes any previous commitments, memoranda, agreements and other documents between the parties; in case of any conflict between the provisions of the above agreements and this agreement and its appendices, the provisions of this agreement and its appendices shall prevail.

10.4

The parties agree that this agreement shall be performed to the extent permitted by law. If any provision or any part of a provision in this agreement is deemed invalid or unenforceable by any competent authority or court, such invalidity or unenforceability shall not affect the validity and enforceability of other provisions of this Agreement or other parts of the provision, and the other provisions or other parts of the provision shall remain in full force and effect, and the parties shall make their best efforts to modify such illegal, invalid or unenforceable clauses to achieve the purpose of the original provision.

10.5	The appendices form an integral part of this agreement and have the same legal effect as other parts of this agreement.

10.6

This agreement is made in Chinese. The number of originals is determined by the number of parties to this agreement. There are 12 originals, one of which shall be held by Party A, Party B, every subordinate institution of Party B, and every enterprise in Party C respectively.

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Party A: Beijing Dexin Dongfang Network Technology Co., Ltd. (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B: New Oriental Education Technology Group Limited (Beijing) (Seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party B’s subordinate institutions:

Beijing Kuxue Huisi Network Technology Co., Ltd. (Seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party C: New Oriental Education Technology Group Limited (Beijing) (Seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party C: Linzhi Tencent Technology Co., Ltd. (Seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

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Party C:

Tianjin Xuncheng Yiyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Luyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Bayue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Jiuyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

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Party C:

Tianjin Xuncheng Shiyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Shieryue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Tianjin Xuncheng Shisanyue Technology Partnership (L.P.) (seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ the Legal Representative or Authorized Representative

Appendix I Party B’s subordinate institutions

No.	Name

1.	Beijing Kuxue Huisi Network Technology Co., Ltd.

Appendix II Party C

Party B’s existing shareholders and their respective contributions to and shares in Party B’s registered capital

Company Name	Subscribed Registered Capital (RMB10,000)	Shares in the Registered Capital
New Oriental Education Technology Group Limited	122,351,229	74.4945%
Linzhi Tencent Technology Co., Ltd.	22,125,000	13.4710%
Tianjin Xuncheng Yiyue Technology Partnership (L.P.)	1,137,840	0.6928%
Tianjin Xuncheng Luyue Technology Partnership (L.P.)	3,006,997	1.8308%
Tianjin Xuncheng Bayue Technology Partnership (L.P.)	1,399,874	0.8523%
Tianjin Xuncheng Jiuyue Technology Partnership (L.P.)	2,894,873	1.7626%
Tianjin Xuncheng Shiyue Technology Partnership (L.P.)	2,875,275	1.7506%
Tianjin Xuncheng Shieryue Technology Partnership (L.P.)	1,474,789	0.8979%
Tianjin Xuncheng Shisanyue Technology Partnership (L.P.)	6,976,123	4.2475%

Total	164,242,000	100%

Appendix III Scope of Service, Calculation and Payment of Service Fee

I. List of Services

1.	Provide opinions and suggestions on assets and business operations;

2.	Provide opinions and suggestions on the settlement of claims and debts;

3.	Provide opinions and suggestions on the negotiation, signing and performance of major contracts;

4.	Provide opinions and suggestions on merger and acquisition matters;

5.	Provide development and research service of educational software and educational courseware;

6.	Provide pre-job and on-the-job management training services for personnel;

7.	Provide technology development, technology transfer and technology consulting services;

8.	Provide public relations services;

9.	Provide industry market survey, marketing, research, consultation and customer service services;

10.	Provide short-term and medium-term market development and market planning services;

11.	Provide human resources management, internal information management and administrative services;

12.	Provide website/software development, upgrade and daily maintenance services;

13.	Provide sales services for self-produced products;

14.	Authorized use of software, trademarks, domain names, technical secrets and other intellectual property rights; and/or

15.	Other services agreed upon from time to time by Party A and the service recipients according to the business needs and the capacity to provide services.

II. Calculation and Payment of Service Fee

1.

The total service fee for the above services is equivalent to the balance of the total income of service recipient after deducting costs and taxes (excluding enterprise income tax) and other fees reserved or withheld in accordance with the requirements of laws and regulations. The specific amount, specific service content, service duration and other matters shall be determined by the service charge bill issued by Party A to the service recipient or other written document (such as a separately signed service agreement).

2.	The amount of service fee should be determined based on the following factors:

(1)	The technical difficulty and complexity of the service;

(2)	The time spent by Party A’s employee for specific service;

(3)	The specific content of the service and its commercial value;

(4)	The market reference price of similar service.

3.

Party A shall summarize the service fee on schedule (the specific timeline shall be determined by Party A) and regularly send the service charge bill to the service recipient and notify the service recipient. The service recipient shall pay the service fee to the bank account designated by Party A within ten working days after receiving the notice. The service recipient shall fax or mail a copy of the remittance certificate to Party A within ten working days after the remittance.